February 11, 2013

Prateek Gattani, Chief Executive Officer

IDC Technologies, Inc.

1851 McCarthy Blvd., Suite 116

Milpitas, CA 95035

RE:	Proposed Acquisition of IDC Technologies, Inc. and Related Entities

Dear Mr. Gattani:

This binding letter of intent is intended to summarize the principal terms of a transaction by Staffing 360 Solutions, Inc., a publicly held Nevada corporation (OTC BB STAF) (“Staffing 360” or the “Buyer”), regarding the acquisition of all of the issued and outstanding stock (the “Transaction”) of IDC Technologies, Inc. (“IDC”) from Prateek Gattani, the sole stockholder of IDC (the “Seller”). The business of IDC is hereinafter referred to as the Business. In this letter, the Buyer and Seller are individually called a “Party” and collectively called the “Parties”.

The Parties agree that the Transaction will proceed on the following basis:

1. Consideration. At Closing, Buyer will pay Seller the aggregate purchase price equal to 4 times the trailing twelve month reconstructed EBITDA. For the purposes of an example, based on the reconstructed EBITDA as of 09/30/2012 which is estimated to be the sum of approximately $3,350,827, the total Purchase Price is estimated to be $13,403,308 to be paid as follows:

(a) Cash at Closing. 50% of the consideration, which is estimated at $6,701,654 in this case will payable by wire transfer to Seller at Closing subject to a mutually agreed upon working capital adjustment that addresses inventory and certain trade payables.

(b) Promissory Note. 50% of the consideration, which is estimated at $6,701,654 in this case, will be in the form of a promissory note. Buyer will execute and deliver to Seller, at Closing, a Promissory Note (the “Note”) bearing interest at the rate of 8% per annum with 42 monthly payments of principal and interest. Payment will begin six months after Closing and quarterly thereafter. The note payment is contingent on keeping the gross profit not less than 10% below the trailing twelve month run rate. If payments are suspended for some period due to low gross profit, payments can resume when the gross profit exceeds the trailing twelve month run rate and can continue until the full principal balance plus interest has been paid as long as the gross profit exceeds the trailing twelve month run rate.

(c) Vendor Agreement. Staffing 360 will enter into a separate agreement for IDC India to provide certain services to Staffing 360 for a period of 42 months with a fee to be determined on a monthly basis as mutually acceptable to both parties. The intention is that the same rates will continue to be charged for actual services provided. As a result, rates are likely to increase as more services are provided with the growth of IDC over time. Additionally, Staffing 360 would allow IDC India to serve other US clients subject to Staffing 360’s prior approval, which it would give as long as the proposed US client was not a direct competitor of IDC US.

(d) Employment Services. As a condition of the Transaction, Prateek Gattani will be employed by the Buyer for a period of time and for an amount of compensation to be agreed upon. Staffing 360 will enter into a separate employment agreement with Prateek Gattani which will include a salary and a commission structure for 42 months.

(e) Performance based earn out. After the closing, Prateek Gattani will be paid 5% of the Gross Profits based on amount of Gross Profit of the trailing 12 month run rate at closing (Gross Revenues minus the cost of sales) for anything over the trailing 12 month baseline, Prateek Gattani will be paid 10% of the Gross profit. Payments to be made on a quarterly basis for a period of up to 42. months

2. Accounts Receivable and Working Capital. At Closing, the Accounts Receivable is currently estimated at $11,008,483 and will be specifically listed on an Exhibit to the Stock Purchase Agreement. Seller be paid on collection of all Accounts Receivable over 90 days and will not exceed $2,750,000 and shall be paid promptly when those items are collected.

3. Assumed Liabilities. At Closing, Buyer will assume only those liabilities specifically agreed to by the Buyer estimated in this example to be $5,549,169 to the extent and within typical market terms and specifically listed on an Exhibit to the Asset Purchase Agreement; Seller’s obligations under any ongoing contracts or leases expressly assumed by the Buyer to the extent specifically listed on an Exhibit to the Asset Purchase Agreement.

4. Closing. The parties anticipate the Closing of the Transactions will occur promptly following the satisfaction of all conditions to Closing which either party may reasonably require. The Closing will occur within 30 days from delivery of Audited financial statements.

5. Financing. The Transaction shall be conditioned upon Buyer having sufficient funds available in the amount which will satisfy the terms of the Transaction.

6. Terms and Conditions. The terms and conditions of the Transaction shall be more fully set forth in a Stock Purchase Agreement (the “Stock Purchase Agreement”) which will contain usual and customary representations, warranties, indemnifications, covenants and other agreements of the Parties as are customary for transactions of this type. The Closing will be contingent upon the satisfaction of such reasonable conditions precedent as the Buyer may require in the Stock Purchase Agreement. Seller will agree to indemnify Buyer for breaches of the representations, warranties or covenants contained in the Stock Purchase Agreement or fraud on the part of any Seller or IDC for a period of 2 years after the closing.

7. Conditions to Closing The Transaction is subject to customary conditions appropriate for an acquisition of this type, including without limitation:

(i) Completion by Buyer and its advisors of all business, tax, accounting, legal and other due diligence review of IDC with results satisfactory to Buyer in all respects;

(ii) The negotiation and execution of the Stock Purchase Agreement;

(iii) Buyer receiving sufficient financing for the Transaction;

(iv) No material adverse change in the Business, operations, prospects or financial condition of IDC;

(v) The representations and warranties of all parties being true and correct at signing and closing;

(vi) Receipt of all governmental, regulatory and third party requisite approvals and consents;

(vii) Completion of an audit of IDC with results satisfactory to Buyer in all respects;

(viii) Compliance with all applicable federal and state laws, rules and regulations; and

(ix) Receipt of customary legal opinions as to IDC and the IDC stock to be purchased.

8. Non-Compete, Non-Solicitation and Confidentiality Agreements. Key management personnel from IDC will be required to execute a non-competition, non-solicitation and confidentiality agreement in favor of Buyer for a reasonable period following the Closing.

9. Access. After the execution of this letter, the Seller and the Shareholder agree to cooperate with the Buyer’s due diligence investigation and to provide the Buyer and its representatives with prompt and reasonable access to all information pertaining to the Business.

10. Conduct of Business. Until the later of the execution of the Stock Purchase Agreement, the Closing, or the termination of good faith negotiations of the Parties toward a Stock Purchase Agreement , Seller will refrain from any transactions outside its ordinary course and inconsistent with its past practices of the business without the prior written consent of the Buyer. Closing will be conditioned upon Seller operating the Business in a manner so as to maintain its current customers, sales level and value prior to Closing.

11. Confidentiality. Each of the Parties agrees to keep all confidential information received by it regarding the other Parties confidential and to not disclose such information or use it in competition with or to the detriment of the other Parties without the prior written consent of the disclosing Party. Buyer hereby reaffirms the binding nature of the Confidentiality Agreement previously executed by Buyer in favor of Seller on January 7, 2012.

12. Costs. Each Party will pay all of its expenses, including legal, accounting and other fees incurred in connection with the possible Transaction. In order for IDC to be prepared for providing audited financial statements, the seller agrees to bring in River Star Professional Group to perform due diligence as a group that has been approved by the buyer and has experience with SEC and PCAOB audit standards. The Buyer will reimburse the seller at closing for the costs associated with the due diligence group as agreed in writing. Buyer will engage Sherb and Co. as the accounting firm which is in good standing with the Public Company Accounting Oversight Board (PCAOB) to audit the financial statements of the Seller for the two prior fiscal reporting periods ending December 31, 2011 and December 31, 2012 and applicable stub periods as required by the SEC.

13. Taxes. Any income or similar tax resulting from the sale of the IDC stock will be paid by Seller. Seller shall indemnify Purchaser from such tax liabilities.

14. Entire Agreement. This agreement constitutes the entire agreement between the Parties, and supersede all prior oral or written agreements, understandings, representations and warranties, and courses of conduct and dealing between the Parties on the subject matter hereof. Except as otherwise provided herein, this Agreement may only be amended or modified in writing, executed by all of the Parties.

15. Termination. After the execution of this Agreement by the parties, this Agreement may only be terminated upon: (i) the mutual written agreement of the parties, (ii) upon the written notice by either party of its failure to meet a closing condition, or (v) upon written election of either party upon a material breach of any terms or conditions of this Agreement and failure to cure such breach within 30 days of receipt of written notice by the terminating party.

16. Attorney Fees. In the event it becomes necessary for any Party hereto to employ legal counsel or to bring an action at law or other proceedings to enforce any of the terms of this Agreement, the prevailing party in any such action or proceeding shall be entitled to recover its costs and reasonable attorneys fees from the non-prevailing party.

17. Governing Law. This Agreement, the rights and obligations of the parties hereunder, and the Stock Purchase Agreement, and any claims or disputes relating thereto, will be governed by and construed under and in accordance with the laws of the State of New York, without regard to conflict of law rule or principle that would result in the application of any laws other than the laws of the State of New York.

18. Counterparts. This letter may be executed in one or more counterparts, via original signature or any facsimile or other electronic signature, each of which will be deemed to be an original and all of which, when taken together, will be deemed to constitute one and the same agreement.

If you are in agreement with the foregoing, please sign and return one copy of this letter agreement no later than 5:00 p.m. EST on Monday, February 11, 2013, which thereupon will constitute our agreement with respect to the proposed Transaction.

Very truly yours,

/s/ A.J. Cervantes

By:	A.J. Cervantes, President

Duly executed and agreed:

IDC Technologies, Inc.

By:	/s/ Prateek Gattani

Prateek Gattani, CEO

Date: 2/11/13